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                                                                   EXHIBIT 10.33

                              EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT made as of the first day of February, 2002.

B E T W E E N

            VISIBLE GENETICS INC., a corporation duly incorporated under the laws of the Province of Ontario and having its head office in the City of Toronto, in the Province of Ontario hereinafter referred to as the "EMPLOYER"

            - and -

            MARGUERITE ETHIER, an individual
            resident in the City of Toronto, in the
            Province of Ontario hereinafter referred to as the "EXECUTIVE"

WHEREAS the Executive has been employed by the Employer since December 13, 1999;

AND WHEREAS the Employer and Executive wish to confirm the terms and conditions of that employment and to set out the terms and conditions of the employment on an ongoing basis;

The parties agree as follows:

1.      POSITION, DUTIES AND REMUNERATION

1.1 The Executive shall serve as the Vice President and General Counsel of the Employer. The Executive will be paid an annual salary of two hundred twenty thousand Canadian dollars (CDN $225,000) payable in accordance with the company's normal payroll policy.

1.2 In addition to salary, for the performance of her services hereunder, the Executive shall be entitled to participate in all of the Employer's benefit plans generally available to its Executives of equal rank, including the Employer's bonus plan and the Employer's group, life, medical, dental, hospital, long-term disability, accidental death and dismemberment insurance benefit plans. In the event the Employer adopts any new

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        benefit plans, pensions or perquisites, the Executive shall have the right to participate on a basis equivalent to other Executives of equal rank to the Employer. All plans shall be administered and governed by their respective terms.

1.3 The Executive agrees to perform faithfully the duties inherent in the position and all other lawful instructions and duties as the Employer may from time to time reasonably require.

1.4 The Executive agrees to use her best efforts to promote the interests of the Employer and its affiliates, to devote her full time and attention to the business of the Employer and to adhere to the instructions and directives of the Employer.

1.5 During the term of her employment, the Executive agrees to refrain from engaging in any activity which will in any manner, directly or indirectly, compete with the trade or business of the Employer or any of its affiliates.

1.6 During the term of her employment, the Executive agrees not to possess or acquire, directly or indirectly, any interest in any firm, partnership, association or corporation, the business operations of which will in any manner, directly or indirectly, compete with the business of the Employer or any of its affiliates other than as a stockholder holding no greater than one per cent (1%) of a public company whose shares are listed for trading on a recognized stock exchange or traded on the over-the-counter market.

1.7 The Employer agrees in its sole discretion to review the salary and benefits payable to Executive hereunder annually.

1.8 Provided the Executive submits reasonably detailed receipts or other supporting documentation to the Employer, the Employer shall reimburse the Executive for all proper and reasonable out-of-pocket expenses actually incurred by the Executive in the performance of her duties hereunder.

2.      EMPLOYMENT CONDITIONS

2.1 The Executive agrees to adhere to and abide by the Employer's policies, as amended from time to time, regarding holidays, sick leave, hospital insurance, and other fringe benefits.

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3.      TERMINATION OF EMPLOYMENT

3.1 This Agreement and the employment of the Executive may be terminated by the Employer for any reason upon prior written notice or payment of salary and benefits in lieu of notice for the Required Notice Period to be paid as a lump sum payment subject to all statutory deductions within thirty (30) days following termination. For purposes hereof, the "Required Notice Period" shall mean a period of twelve (12) months plus one (1) additional month for each full year of employment with the Employer after December 13, 2000.

3.2 The Executive may be dismissed at any time by the Employer for Cause. For purposes of this Article 3, "Cause" means the Executive (a) fails in any material respect to perform her obligations hereunder as provided herein, provided that such Cause shall not exist unless the Employer shall first have provided the Executive with written notice specifying in reasonable detail the factors constituting such material failure and such material failure shall not have been cured by the Executive within 10 days after such notice; (b) has been convicted of a felony or has entered a plea of guilty or NOLO CONTENDERE with respect thereto; (c) has committed any act in connection with her employment with the Employer which involved fraud, misappropriation of funds, or breach of fiduciary duty to the Employer or any affiliate thereof; or (d) has breached in any material respect any of the provisions of the Confidentiality, Invention Agreement and Non-Compete Agreement between the Executive and the Employer dated December 13, 1999.

3.3 The employment of the Executive may be terminated by the Executive for any reason upon prior written notice to the Employer of one hundred twenty (120) days.

3.4 Unless Article 4 hereof is applicable, upon the termination of this Agreement and on termination of the employment of the Executive, whether upon notice or otherwise, the Executive shall have no claim against the Employer for any further liability to make payments in connection with the termination of the Executive's employment, other than those arising from this Article 3.

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3.5     The parties have negotiated the duration of the notice period set out in
        Sections 3.1 and 3.3 and the period of notice forms a part of the consideration given by the Executive for her salary.

4.      CHANGE OF CONTROL AND RETENTION BENEFITS

4.1     DEFINITIONS.

For the purposes of this Article 4, the following terms shall have the meaning set out below:

        (a) "2001 Compensation" shall mean the Executive's gross base salary paid to her in calendar year 2001, plus the gross amount of any cash bonuses paid to the Executive in calendar year 2001.

        (b) "Cause" shall mean the Employer's right to terminate the Executive's employment on the basis of (i) the Executive's willful and continued failure to substantially perform her material duties of employment provided that the Employer shall have first provided the Executive with written notice specifying in reasonable detail the factors constituting such failure and such failure shall not have been cured within thirty (30) days after such notice; (ii) any commission of an act of fraud, misappropriation, or embezzlement with respect to the business or property of the Employer which is intended to result in substantial personal enrichment of the Executive or causes material harm to the Employer, or (iii) the Executive's conviction of, or plea of guilty or NOLO CONTENDERE to, a felony; PROVIDED, HOWEVER, the Executive shall not be terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Employer's (or its successor's) Board of Directors (the "Board") at a meeting of the Board called and held for such purpose, finding that, in the good faith opinion of the Board, the Executive was guilty of the alleged conduct and specifying the particulars thereof in detail; PROVIDED, FURTHER, that the Executive must have received a minimum 30-day notice of such Board meeting and the detailed allegations against the Executive, and that the Executive has been provided the opportunity, together with the Executive's counsel, to be heard

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                before the Board in opposition to the alleged conduct.

        (c) "Change in Control" shall mean the happening of any one of the following events:

                (i) Upon the acquisition by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than an acquisition by VGI, the Employer, or any Subsidiary or any employee benefit plan of VGI, the Employer or any Subsidiary) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either the then outstanding shares of common stock of the Employer or VGI, or the combined voting power of either the Employer's or VGI's then outstanding voting securities, entitled to vote generally in the election of directors;

                (ii) If individuals who constitute the Board of Directors of the Employer or VGI as of the date hereof (each an "Incumbent Board") cease for any reason to constitute at least a majority of such Board of Directors, provided that any person becoming a member of the Board of Directors of either the Employer or VGI subsequent to the date hereof whose election, or nomination for election by the Employer's or VGI's shareholders, was approved by a vote of at least a majority of the directors then comprising the respective Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with the actual or threatened election contest relating to the election of the directors of the Employer or VGI, as such terms are used in Rule 141-11 of Regulation 14A promulgated under the Exchange act) shall be, for purposes of this Agreement, considered as though such person were a member of such Incumbent Board; or

                (iii) Upon approval of the stockholders of the Employer or VGI of (A) a reorganization, merger or consolidation, in each case, with respect to which persons who were shareholders of the Employer or VGI

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                        immediately prior to such reorganization, merger or
                        consolidation do not, immediately thereafter, own more than fifty (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company, (B) a liquidation or dissolution of the Employer or VGI (other than a liquidation or dissolution in connection with a bankruptcy or insolvency or similar event of the Employer or VGI, or a liquidation or dissolution in which shareholders of the Employer or VGI receive less than a total of US $75 million in connection with such liquidation or dissolution), or (C) the sale of all or substantially all of the assets of the Employer or VGI.

        (d)     "Change of Control Benefit" shall have the meaning set forth in
                Section 4.2 hereof.

        (e)     "Retention Benefit" shall have the meaning set forth in Section
                4.3 hereof.

        (f) "Retention Benefit Payment Period" shall have the meaning set forth in Section 4.3 hereof.

        (g) "Subsidiary" shall mean any person or entity of whom VGI or the Employer, directly or indirectly, owns fifty percent (50%) or more of the combined voting power entitled to vote generally in the election of directors.

        (h) "Voluntary Termination" shall mean a voluntary termination of employment with the Employer by the Executive for reasons other than death or disability.

4.2     CHANGE OF CONTROL BENEFIT.

If the Executive is employed with the Employer on the date that a Change of Control is deemed to be effective, the Executive shall be entitled to a cash payment equal to the Executive's 2001 Compensation (the "Change of Control Benefit"). The Employer shall pay the Executive the Change of Control Benefit in a lump sum, less applicable withholdings, within five (5) business days immediately following the Change of Control. The payment of the Change of Control Benefit shall be in addition to the payment of all salary and any other amounts otherwise payable

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to the Executive under this Agreement, option agreement or other agreements with the Employer or VGI or otherwise in connection with her employment by the Employer whether pursuant to employee benefit plans or policies of the Employer or any severance or other benefit available to the Executive under applicable law.

4.3     RETENTION BENEFITS.

If the Executive is employed by the Employer or VGI's other Subsidiaries following a Change of Control, the Executive shall be entitled to accrue a cash benefit (the "Retention Benefit") provided the Executive remains employed for one (1) or two (2) 90-day periods immediately following the Change of Control, (the "Retention Benefit Payment Period"). The accrued quarterly Retention Benefit shall be an amount equal to the Executive's 2001 Compensation, so that if the Executive remains employed for the entire Retention Benefit Payment Period, he would earn a Total Retention Benefit equal to two hundred percent (200%) of her 2001 Compensation. The Retention Benefit shall be paid to the Executive in two (2) installments as so earned: The first installment shall be paid ninety (90) days following the date that a Change of Control is deemed to be effective, provided that the Executive is so employed by the Employer, VGI or a Subsidiary on the ninetieth (90th) following a Change of Control, and, if applicable, a second and final installment shall be paid at the end of the Retention Benefit Payment Period, provided, that the Executive is so employed as of the final day of the Retention Benefit Payment Period. If the Executive's employment with the Employer and VGI and Subsidiaries is terminated following a Change of Control, but prior to the end of the second 90 day period for any reason (including death or disability) other than a termination for Cause by the Employer or a Voluntary Termination, the Employer shall pay the Executive the full amount of the Retention Benefit that the Executive would have been entitled to receive from the effective date of the Change of Control through the end of the Retention Benefit Payment Period. The Employer shall pay such amount to the Executive within five (5) business days following the termination of the Executive's employment. The payment of the Retention Benefit shall be in addition to the payment of all salary and any other amounts otherwise payable to the Executive under this Agreement or any option agreement or other agreements with the Employer or VGI or otherwise in connection with her employment by the Employer, VGI or one of its Subsidiaries whether pursuant to employee benefit plans or policies of the Employer, VGI or one of its Subsidiaries, or

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any severance or other benefit available to the Executive under applicable law.

4.4     LIMIT ON CHANGE OF CONTROL AND RETENTION BENEFITS.

Notwithstanding any other provision of this Article 4 to the contrary, if any Retention Benefit payment or payments, or any portion of the Change of Control Benefit payment, shall be deemed to be a "parachute payment" as defined in section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), the Employer shall not be obligated to pay any portion of a Retention Benefit payment or payments, or any portion of the Change of Control Benefit payment, to the extent that any such payment or payments shall be deemed an "excess" parachute payment to the Executive as defined in section 280G(b)(1) of the Code and not deductible by the Employer in accordance with section 280G(a) of the Code. Any abatement of payment obligations pursuant to this Section 4.3 shall commence with the last Retention Benefit payment that is earned and accrued by the Executive pursuant to Section 4.4 hereof, and, if necessary, shall continue with preceding Retention Benefit payment obligations in the order of last accrued, first abated, with the Change of Control Benefit payment being the last payment obligation to be abated, if necessary.

4.5     SUCCESSOR LIABILITY.

Any successor to the Employer or VGI (whether directly or indirectly and whether by purchase, lease, merger, consolidation, or otherwise) or to all or substantially all of the Employer's or VGI's business and/or assets shall assume the Employer's or VGI's respective obligations under this Article 4 and agree expressly to perform the Employer's or VGI's respective obligations under this
Article 4 in the same manner and to the same extent as the Employer or VGI would be required to perform such obligations in the absence of a succession. For all purposes under this Article 4, the term "Employer" shall include any successor to the Employer's business and/or assets and the term "VGI" shall include any successor to VGI's business and/or assets.

4.6     TERMINATION UNDER CERTAIN CIRCUMSTANCES.

        (a) If the Executive's employment terminates for any reason prior to a Change in Control, the Executive shall not be entitled to any payment of a Change of Control Benefit or any Retention Benefits pursuant to this Article 4, but shall be entitled to any payment to which the Executive otherwise would be entitled under

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                any other provision of this Agreement, under any options
                agreement or other agreements with Employer or VGI to the extent otherwise applicable, under the employer's then existing employee benefits plans or policies at the time of termination, and under any required severance benefits pursuant to applicable law, if any.

        (b) If, following a Change in Control, the Executive is terminated by the Employer for Cause or the Executive has a Voluntary Termination, the Executive shall not be entitled to any payment of Retention Benefit under this Article 4 for any period following said termination, but shall be entitled to any payment to which the Executive otherwise would be entitled to under any other provisions of this Agreement, under any options agreement or other agreements with the Employer or VGI, to the extent otherwise applicable, under the Employer's then-existing employee benefit plans or policies at the time of termination, and under any required severance benefit pursuant to applicable law, if any.

4.7     TERMINATION OF ARTICLE 4.

The Board of the Employer and VGI shall have the right, in their sole discretion, to terminate the provisions of this Article 4 effective as of December 31 of any year of the term by delivery of written notice to the Executive by no later than January 15 of the following year, provided however, that if a Change of Control occurs prior to such December 31, or if the Employer or VGI has entered into a binding agreement prior to such December 31 setting forth the material terms by which the Change of Control will be effected, this clause shall have no force or effect.

4.8     NO DUTY TO MITIGATE.

The Executive shall not be required to mitigate the amount of any payment contemplated by this Article 4, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

4.9     WITHHOLDING.

All payments made pursuant to this Article 4 shall be subject to withholding of applicable income and employment taxes.

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5.      CONTRACT PROVISIONS

5.1     GOVERNING LAW.

Except as otherwise provided in this Agreement, this Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Except as otherwise provided in this Agreement, each of the parties hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario with respect to any matters arising out of this Agreement.

5.2     Resolution of Disputes under Article 4.

        (a) Notwithstanding anything herein to the contrary, any dispute or controversy arising out of, relating to, or in connection with
                Article 4 or the interpretation, validity, construction, performance, breach, or termination of Article 4, shall be settled by binding arbitration to be held in New York County, New York and shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association, in effect at the time of the arbitration ("Rules"), supplemented, as necessary, by those principles which would be applied by a court of law or equity. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

        (b) The arbitrator(s) shall apply New York law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.

        (c) Notwithstanding anything herein to the contrary, the parties may seek specific performance or injunctive relief with respect to the matters set forth in Article 4 in the United States District Court for the Southern District of New York or a state court located in New York County, New York. Each party (i) submits to the jurisdiction of any such arbitrator or court for the purpose of any such suit, action,

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                or other proceeding, (ii) agrees that such claims in respect of any such suit, action or proceeding may be heard and determined before any such arbitrator or in any such court, (iii) waives, to the fullest extent permitted by law, any immunity it may have acquired, or hereafter may acquire, from jurisdiction of any such arbitrator or court or from any legal process therein, and
                (iv) agrees not to commence any such suit, action or proceeding other than before such arbitrator or in such court, and waives, to the fullest extent permitted by applicable law, any claim that any such suit, action or proceeding is brought in an inconvenient forum. Each party hereby irrevocably designates CT Corporation System, 111 Eighth Avenue, New York, New York 10011 as agent upon whom process against it may be served for the purposes of Article 4.

5.3     Resolution of Other Disputes.

        (a) Any dispute, controversy, claim or difference between the parties hereto arising out of this Agreement other than under
                Article 4 including questions of fact, procedures, practices or standards which cannot be resolved or settled by the parties, shall be settled and determined by arbitration. The provisions of this Section shall be deemed to constitute a "submission" within the meaning of the ARBITRATIONS ACT (Ontario) (the "Act") and the provisions of the Act, except to the extent that a contrary intention is expressed herein, shall apply to any arbitration hereunder. Either party may at any time give written notice to the other of its desire to submit such dispute to arbitration stating with reasonable particularity the subject matter of such dispute. Within five (5) business days after receipt of such notice, the parties shall appoint a single arbitrator with appropriate experience to determine such dispute. If the parties fail to appoint an arbitrator, either party may apply to a Judge of the Superior Court of Ontario to appoint an arbitrator to determine such dispute. The arbitrator so appointed shall forthwith proceed to arbitrate the dispute. The award of the arbitrator shall be delivered to the parties within sixty (60) days of his appointment. The costs of the arbitration shall be paid as determined by the arbitrator. Notwithstanding anything to the contrary contained in the Act, the award of the arbitrator shall be final and

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                binding upon the parties and all persons claiming through or under them. An award of the arbitrator shall be in substitution for and precludes either party or any person claiming through or under a party to bring any suit, action or other proceeding in any court of law or equity against either party or any person claiming through or under a party or against the arbitrator in respect of any matter for which arbitration is herein provided. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction and thereupon execution or other legal process may issue thereon. The parties hereto and all persons claiming through or under them hereby attorn to the jurisdiction of the arbitrator and to the jurisdiction of any court in which the judgment may be entered. Arbitration may not be waived except upon delivery by the parties of a written notice to that effect.

        (b) EXECUTIVE HAS READ AND UNDERSTANDS SECTION 5.2 AND SECTION 5.3, WHICH DISCUSS ARBITRATION. EXECUTIVE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EXECUTIVES RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO AND ARISING FROM THIS AGREEMENT.

5.4     HEADINGS.

The headings of the Sections herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

5.5     WITHHOLDING.

All payment under this Agreement shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Employer may reasonably determine and should withhold pursuant to any applicable law or regulation.

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5.6     COUNTERPARTS.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

5.7     WAIVER.

The failure of any party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights and a waiver shall only be construed as such if made in writing signed by a duly authorized representative of the waiving party.

5.8     SEVERABILITY.

If any provision of this Agreement or application of any such provision to any person or circumstances shall be invalid under the law of any jurisdiction the remainder of this Agreement or the application of such provision to persons or circumstances other than those as to which it is invalid shall not be effected thereby. In the event a court of competent jurisdiction rules any provision of this Agreement to be invalid, then such ruling shall have no effect on the remaining provisions of this Agreement and they shall continue in full force and effect.

5.9     ENTIRE AGREEMENT.

This Agreement, contains the entire contract of Employment between the parties hereto with respect to the subject matter of this Agreement, and supersedes and replaces all previous negotiations, understandings and agreements whether verbal or written with respect to any matters herein referred to. The parties acknowledge that the provisions of the Confidentiality and Invention Assignment Agreement dated December 13, 1999, between Employer and the Executive remains in full force and effect.

5.10    SURVIVAL.

The provisions of Articles hereof shall survive the termination of this Agreement for the periods of time specified or contemplated therein.

5.11    DIRECTORS AND OFFICERS.

If the Executive is a director or officer at the relevant time, the Executive agrees that after

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termination of her employment with the Employer for any reason, he will, on the date of her termination, tender her resignation from any position he may hold as an officer or director of the Employer or any of its affiliated or associated companies.

5.12    NOTICES.

Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered by either FedEx of other reputable overnight courier service or by registered or certified mail, return receipt requested. In the case of the Executive, mailed notices shall be addressed to her at the home address which he most recently communicated to the Employer in writing. In the case of the Employer, mailed notices shall be addressed to 700 Bay Street, Toronto, Ontario, M5G ZG Canada, and all notices shall be directed to the attention of its President. Notices shall be deemed deliverable and received upon receipt or refusal of receipt.

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            IN WITNESS WHEREOF this Agreement is executed as of the day, month and year first above written.

                               )    VISIBLE GENETICS INC.
                               )
                                   ---------------------------------------------
                               )    Per:
                               )
                               )
                                   ---------------------------------------------
                               )    Per:
                               )
                               )
                               )
                                   ---------------------------------------------

                                   ---------------------------------------------
                                    Marguerite Ethier

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